Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Third Quarter Results

DALLAS--(BUSINESS WIRE)--June 6, 2018--Neiman Marcus Group LTD LLC today reported financial results for its third quarter of fiscal year 2018 ended April 28, 2018 highlighting that the fundamentals of the business continue to stabilize after three straight quarters of year-over-year revenue increases.

“Our strategy is working, so we will continue to be laser-focused on areas that set us apart from competitors – innovation that enhances the customer experience, a strong high-performance culture and new partnerships with both emerging and industry-leading luxury brands,” said Geoffroy van Raemdonck, Chief Executive Officer of the Company. “Our customers trust us to be a curator of trends today and tomorrow, and we are delivering for them.”

For the third quarter, the Company reported total revenues of $1.17 billion, representing an increase of 4.8% compared to total revenues of $1.11 billion for the third quarter of fiscal year 2017. During this same period, comparable revenues increased 6.0% and the Company reported a net loss of $19.9 million compared to a net loss of $24.9 million for the third quarter of fiscal year 2017. Adjusted EBITDA, which is described on page 8 of this release, for the third quarter of fiscal year 2018 was $143.8 million compared to $135.9 million in the prior year.

On a year-to-date basis, the Company reported total revenues of $3.77 billion, representing an increase of 5.1% compared to total revenues of $3.59 billion for the same period in the prior year. During this same period, comparable revenues increased 5.7%. Including a provisional non-cash income tax benefit of approximately $386.2 million in fiscal year 2018 and non-cash impairment charges of $153.8 million in fiscal year 2017 as described below under “Other Items”, the Company reported net earnings of $326.4 million during this period compared to a net loss of $165.5 million in the prior year. Year-to-date Adjusted EBITDA was $421.0 million compared to $385.6 million for the same period in the prior year. Free Cash Flow, which is described on page 8 of this release, on a year-to-date basis was $103.0 million.

Other Items. The Company recorded a provisional non-cash income tax benefit of approximately $386.2 million in fiscal year 2018 due to the impact of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. The Company also recorded non-cash impairment charges of $153.8 million in the second quarter of fiscal year 2017 to state certain intangible and other assets, primarily related to its Neiman Marcus brand, to their estimated fair value.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Wednesday, June 6, 2018 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry.

For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	April 28, 2018	April 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$38,851	$53,615
Credit card receivables	52,599	48,681
Merchandise inventories	1,180,141	1,231,210
Other current assets	111,416	162,345
Total current assets	1,383,007	1,495,851

Property and equipment, net	1,566,541	1,600,759
Intangible assets, net	2,763,609	3,011,656
Goodwill	1,891,062	2,069,082
Other long-term assets	45,001	20,298
Total assets	$7,649,220	$8,197,646

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$292,909	$213,709
Accrued liabilities	503,858	441,182
Current portion of long-term debt	29,426	29,426
Total current liabilities	826,193	684,317

Long-term liabilities:
Asset-based revolving credit facility	171,731	435,000
Long-term debt, net of debt issuance costs	4,465,839	4,414,225
Deferred income taxes	750,494	1,242,518
Other long-term liabilities	605,577	634,667
Total long-term liabilities	5,993,641	6,726,410

Total member equity	829,386	786,919
Total liabilities and member equity	$7,649,220	$8,197,646

NEIMAN MARCUS GROUP LTD LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Thirteen weeks ended		Thirty-nine weeks ended
(in thousands)	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017

Revenues	$1,165,084	$1,111,435	$3,767,501	$3,586,118
Cost of goods sold including buying and occupancy costs	756,371	730,543	2,503,314	2,412,903
Selling, general and administrative expenses	280,686	265,566	898,325	849,880
Income from credit card program	(10,966)	(15,053)	(36,895)	(45,471)
Depreciation expense	53,188	55,694	161,844	169,791
Amortization of intangible assets	11,517	12,126	35,181	38,630
Amortization of favorable lease commitments	12,785	13,379	38,354	40,476
Other expenses	10,849	10,908	26,303	22,937
Impairment charges	-	-	-	153,772

Operating earnings (loss)	50,654	38,272	141,075	(56,800)

Interest expense, net	77,651	73,718	230,298	219,998

Loss before income taxes	(26,997)	(35,446)	(89,223)	(276,798)

Income tax benefit	(7,116)	(10,572)	(415,657)	(111,342)

Net earnings (loss)	$(19,881)	$(24,874)	$326,434	$(165,456)

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Thirteen weeks ended		Thirty-nine weeks ended
(in millions)	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017

Change in comparable revenues	6.0%	(4.9)%	5.7%	(6.6)%

Capital expenditures	$44.0	$48.7	$109.8	$164.4

Rent expense	$31.5	$28.1	$90.7	$86.6

Adjusted EBITDA	$143.8	$135.9	$421.0	$385.6

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA and Free Cash Flow to monitor and evaluate the performance of its business and believes the presentation of these measures enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. The Company defines Free Cash Flow as net cash flow provided by (used for) operating activities, less capital expenditures. These financial metrics are not presentations made in accordance with GAAP.

Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to operating earnings (loss) or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA and Free Cash Flow are not presented as and should not be considered as alternatives to cash flows as a measure of liquidity. Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA or Free Cash Flow differently than it does, limiting their usefulness as comparative measures.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s condensed consolidated statements of operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Thirteen weeks ended		Thirty-nine weeks ended
(dollars in millions)	April 28, 2018	April 29, 2017	April 28, 2018	April 29, 2017

Net earnings (loss)	$(19.9)	$(24.9)	$326.4	$(165.5)
Income tax benefit	(7.1)	(10.6)	(415.7)	(111.3)
Interest expense, net	77.7	73.7	230.3	220.0
Depreciation expense	53.2	55.7	161.8	169.8
Amortization of intangible assets and favorable lease commitments	24.3	25.5	73.5	79.1
EBITDA	$128.1	$119.5	$376.5	$192.1

Impairment charges	-	-	-	153.8
Expenses incurred in connection with strategic initiatives	8.9	8.3	10.7	17.0
Incremental non-cash rent expense	5.2	2.4	9.6	7.4
Non-cash stock compensation and other long-term cash incentives	3.0	0.2	13.2	0.7
Expenses incurred in connection with openings of new stores / remodels of existing stores	1.8	3.0	4.1	8.7
Liquidation markdowns and expenses related to store closures	1.3	-	14.8	1.5
Non-cash gain related to change in vacation policy	(5.3)	-	(14.3)	-
Expenses related to Cyber-Attack, net of insurance recoveries	-	-	1.1	-
MyTheresa acquisition costs	-	2.6	-	3.3
Other expenses	0.6	-	5.3	1.1
Adjusted EBITDA	$143.8	$135.9	$421.0	$385.6

The following table reconciles the Company’s Free Cash Flow to (i) net cash provided by (used for) operating activities less (ii) capital expenditures, in each case as reflected in the Company’s condensed consolidated statements of cash flows prepared in accordance with GAAP.

	Thirty-nine weeks ended
(in millions)	April 28, 2018	April 29, 2017

Net cash provided by (used for) operating activities	$212.8	$(67.3)
Capital expenditures	(109.8)	(164.4)
Free Cash Flow	$103.0	$(231.7)

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and
Investor Relations